UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2017

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

167 N. Sunset Ave., City of Industry, CA	91744
(Address of principal executive offices)	(Zip Code)

(626) 961-8619
(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Sugarmade Inc., a Delaware corporation (the “Company”) makes the following disclosures pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934, generally referred to as Regulation FD Disclosure. The Company believes such a disclosure may be required under Regulation FD Disclosure. Over the coming days or weeks, management of the Company plans to discuss the events disclosed herein, with current and prospective investors in the Company, thus management believes this Regulation FD Disclosure is appropriate.

On August 29, 2017, the Company issued a reorder for Sriracha Seasoning Stix to its licensing and manufacturing partner. The order was necessary due to; 1) selected out of stock situations occurring after beginning shipments to e-commerce customers, 2) selected out of stock occurring after the Company has continued distribution of contractual samples, 3) anticipation of demand from future online sales, and 4) requirement to build inventory stocks for the upcoming Holiday seasons when demand is expected to be strong.

On August 28, 2017, the Company is working toward signing a master marketing agreement with an established e-commerce consulting and operations company that will begin operations on behalf of the Company effective immediately. The goal of this arrangement is to maximize e-commerce sales of the newly release Sriracha Seasoning Stix product line.

On August 28, 2017, the Company was approved for sales of its Sriracha Seasoning Stix product with the world’s largest online retailer and is in process of gaining approval on other major online platforms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: August 30, 2017	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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